EXHIBIT 99.1

FOR IMMEDIATE RELEASE Company Contacts

Investors: James Zeumer
(248) 433-4597
email: jim.zeumer@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com

PULTE HOMES ANNOUNCES RECORD THIRD QUARTER FINANCIAL RESULTS

•	Third Quarter Income from Continuing Operations Climbs 61% to $259 Million; Earnings from Continuing Operations Climb 55% to $1.99 Per Diluted Share;

•	Third Quarter Net New Orders Increase 11% to 10,109 Homes

•	Company Affirms 2004 Guidance for Earnings from Continuing Operations in the Range of $7.40 to $7.70 Per Diluted Share

•	Pulte Expects 2005 Earnings from Continuing Operations in the Range of $9.00 to $9.50 Per Diluted Share

Bloomfield Hills, MI, October 25, 2004 – Pulte Homes, Inc. (NYSE: PHM) announced today record financial results for its third quarter and nine months ended September 30, 2004. For the quarter, income from continuing operations increased 61% to a record $259.2 million, compared with $161 million last year. Third quarter earnings from continuing operations increased 55% to $1.99 per diluted share, compared with prior year earnings per diluted share of $1.28. Consolidated revenues for the quarter totaled $3 billion, compared with $2.4 billion last year.

“Pulte’s strong third quarter and nine month financial results continue to benefit from our focus on four key areas of operational improvement, namely market share growth through segmentation, operational excellence, people development and financial discipline,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “Successful implementation of key underlying initiatives has helped to deliver increased sales, higher margins, greater overhead leverage and higher earnings.

“Our strong third quarter results position Pulte to deliver another year of record financial results with 2004 earnings expected to be in the range of the Company’s October 4, 2004 guidance of $7.40 to $7.70 per diluted share,” said Dugas. “Given Pulte Homes’ strong market position and our ability to further expand our share of the U.S. housing market, we expect continued growth in 2005 as earnings from continuing operations increase to the range of $9.00 to $9.50 per diluted share.”

As announced on October 4, 2004, Pulte Homes lowered pricing in Las Vegas to better align its communities with pricing in the market. This action was in response to a period of slow sign ups and increased cancellation rates which the Company attributed to its then above-market pricing. On October 4, 2004, the Company issued a press release detailing the impact of lower than expected pricing and unit volume from its Las Vegas operations and the resulting impact on earnings guidance.

Third Quarter Results

Revenues from domestic homebuilding settlements for the quarter increased 24% to $2.8 billion, compared with $2.3 billion in the prior year. Higher revenues for the period resulted from a 12% increase in unit settlements to 9,669 homes, up from 8,637 settlements last year, combined with an 11% increase in average selling price to $291,000 per home. The higher average sales price reflects increases in selling price realized during the quarter and a favorable change in the mix of product delivered.

Third quarter domestic homebuilding pretax income increased to $429.6 million, up from prior year pretax income of $263 million. Gains in pretax income for the period reflect a 310 basis point increase in gross margins from home sales, resulting from higher prices, a favorable product mix and an improvement in overall construction efficiencies. Selling, general & administrative expenses as a percentage of home settlement revenues declined by 40 basis points as the Company continued to achieve greater overhead leverage.

Land sales during the quarter were as expected, generating $69.1 million in revenues and $19.8 million in gross profit, compared with $39.8 million and $7.2 million, respectively, last year. Land sales are an important element of the Company’s domestic homebuilding operations, but can fluctuate from quarter-to-quarter depending upon the timing of individual transactions.

Domestic net new home orders for the quarter were 10,109, an increase of 11% over prior year orders of 9,100 homes. Reported net new home orders for the third quarter of 2003 are exclusive of 984 homes in backlog acquired as part of the purchase of assets from Sivage-Thomas Homes in July 2003. Pulte’s backlog as of September 30, 2004 was valued at $6.4 billion (20,400 homes), compared with $4.7 billion (16,646 homes) last year.

“Our reported net new orders were up a strong 11% for the quarter, even with the issues we faced in Las Vegas,” said Dugas. “Excluding Las Vegas, Pulte’s net new orders were up 24% over last year, and we would note that response to our new pricing has been positive and has resulted in a significant increase in buyer interest and sales activity in Las Vegas.”

The Company’s financial services operations reported third quarter pretax income of $11.3 million, a decrease of 16% from the prior year. Loan originations for the quarter increased 16% to 8,846 loans; however, higher mortgage volumes were offset by a less favorable interest rate environment and a continued shift in product mix. For the quarter, Pulte Mortgage’s capture rate was 87.3%, compared with 83.1% last year.

For the third quarter, Pulte’s International operations reported pretax income of $1.6 million, compared with pretax income of $800 thousand for the same period last year. Gains for the quarter reflect improved performance from the Company’s operations in Puerto Rico and Argentina, offset by a reduction in closings in Pulte’s Mexico operations. Pulte continues to evaluate different strategic alternatives with regard to its International operations as part of a broader initiative to drive enhanced financial results.

During the third quarter of 2004, the Company recorded a non-cash, after tax gain of $10.8 million related to the favorable resolution of certain tax matters in connection with its thrift operations, which were discontinued in 1994.

Nine-Month Results

For the nine months ended September 30, 2004, Pulte Homes’ net income from continuing operations increased 57% to $578.7 million, compared with prior year net income of $369.3 million. Earnings per diluted share from continuing operations for the first nine months were $4.47 per share, an increase of 52% over prior year earnings per diluted share of $2.95. Consolidated revenues for the period were $7.5 billion, up from $5.9 billion for the first nine months of last year.

Nine-month revenues from domestic homebuilding settlements for the period were $7.2 billion, up 29% over the prior year. Higher revenues for the period resulted from a 10% increase in average selling price to $284,000, combined with a 17% increase in the number of homes closed. The increase in average selling price for the period reflects a combination of price increases and a favorable change in the mix of product closed during the period.

Nine-month domestic homebuilding pretax income increased 62% to $970.3 million, compared with prior year pretax income of $599.1 million. Gross margins from home sales for the period increased 210 basis points to 22.6%. Reflecting the Company’s focus on realizing better overhead leverage, selling, general & administrative expenses as a percent of home settlement revenues decreased by 70 basis points, compared with the prior year. Land sales for the period generated $36.9 million in gross margin, compared with $25.1 million last year.

For the nine-month period, Pulte’s financial services operations reported pretax income of $29.8 million, down from prior year pretax income of $51.4 million. Loan originations for the nine-month period increased 17% to 22,916 mortgages valued at $4.4 billion, but a less favorable interest rate environment, a shift in product mix and higher overhead costs in support of better customer service had a negative impact on pretax income. Mortgage capture rate for the period increased to 87.3%, compared with 82.4% last year.

Pulte’s International operations reported pretax income for the nine months of $2 million, as higher closings in Mexico helped to increase pretax income from $200 thousand last year.

A conference call discussing Pulte Homes’ third quarter results will be held on Tuesday, October 26, 2004 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control.

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM) based in Bloomfield Hills, Mich., has operations in 45 markets across the U.S. Under its Del Webb (www.delwebb.com) brand, the company is the nation’s leading builder of active adult communities for people age 55 and older. Over its history, the company has constructed more than 370,000 homes. In 2004, J.D. Power and Associates ranked Pulte Homes No. 1 in customer satisfaction in 14 U.S. markets, and among the top three homebuilders in 23 of 25 total markets surveyed. J.D. Power and Associates also named Pulte Homes the inaugural recipient of its Platinum Award for Excellence in Customer Service among the nation’s largest new homebuilders in 2004. Pulte Mortgage LLC is a nationwide lender committed to meeting the financing needs of Pulte Homes’ customers by offering a wide variety of loan products and superior customer service.

Websites: www.pulte.com; www.delwebb.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
CONSOLIDATED RESULTS:
Revenues:
Homebuilding	$2,939,255	$2,373,364	$7,447,018	$5,822,514
Financial Services	27,706	25,851	76,152	85,221
Corporate	125	588	1,584	2,843

Total Revenues	$2,967,086	$2,399,803	$7,524,754	$5,910,578

Pretax income (loss):
Homebuilding	$431,287	$263,885	$972,281	$599,318
Financial Services	11,294	13,381	29,752	51,355
Corporate	(24,570)	(17,601)	(68,666)	(55,016)

Income from continuing operations before income taxes	418,011	259,665	933,367	595,657
Income taxes	158,861	98,630	354,671	226,321

Income from continuing operations	259,150	161,035	578,696	369,336
Income from discontinued operations	10,786	7,851	10,472	7,404

Net income	$269,936	$168,886	$589,168	$376,740

EARNINGS PER SHARE - ASSUMING DILUTION:
Income from continuing operations	$1.99	$1.28	$4.47	$2.95
Income from discontinued operations	.08	.06	.08	.06

Net income	$2.07	$1.34	$4.55	$3.01

Shares used in per share calculations	130,485	125,778	129,591	125,018

All share and per share amounts have been restated to retroactively reflect the stock split effected January 2, 2004.

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	September 30, 2004		September 30, 2003
	(Unaudited)	December 31, 2003	(Unaudited)
ASSETS
Cash and equivalents	$116,411	$404,092	$312,151
Unfunded settlements	118,945	122,300	62,986
House and land inventories	7,726,521	5,528,410	5,474,497
Land, not owned, under option agreements	99,762	73,256	62,324
Residential mortgage loans available-for-sale	355,656	541,126	518,292
Goodwill	307,693	307,693	307,693
Intangible assets	137,517	143,704	145,767
Other assets	1,224,555	942,771	980,744

	$10,087,060	$8,063,352	$7,864,454

LIABILITIES AND SHAREHOLDERS’ EQUITY Liabilities:
Accounts payable, accrued and other liabilities	$2,147,294	$1,905,579	$1,859,943
Unsecured short-term borrowings	567,300	—	—
Collateralized short-term debt, recourse solely to applicable subsidiary assets	287,038	479,287	468,068
Income taxes	121,603	79,391	129,128
Senior notes and subordinated debentures	2,861,215	2,150,972	2,254,055

Total Liabilities	5,984,450	4,615,229	4,711,194
Shareholders’ Equity	4,102,610	3,448,123	3,153,260

	$10,087,060	$8,063,352	$7,864,454

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
HOMEBUILDING:
Pretax income:
Domestic	$429,649	$263,037	$970,256	$599,116
International	1,638	848	2,025	202

Total Homebuilding	$431,287	$263,885	$972,281	$599,318

Domestic Homebuilding:
Home sales (settlements)	$2,816,060	$2,273,234	$7,153,379	$5,565,893
Land sales	69,061	39,763	147,897	103,988

Domestic Homebuilding Revenue	2,885,121	2,312,997	7,301,276	5,669,881
Home cost of sales	(2,154,902)	(1,809,179)	(5,536,997)	(4,425,515)
Land cost of sales	(49,308)	(32,610)	(110,988)	(78,845)
Selling, general & administrative expense	(249,730)	(211,805)	(678,982)	(568,766)
Other income (expense), net	(1,532)	3,634	(4,053)	2,361

Pretax income	$429,649	$263,037	$970,256	$599,116

International Homebuilding:
Home sales (settlements)	$54,134	$60,367	$145,742	$152,633
Cost of sales	(43,719)	(47,880)	(117,814)	(121,861)
Selling, general & administrative expense	(9,049)	(10,785)	(26,240)	(31,375)
Other income (expense), net	(816)	(561)	(2,758)	(1,654)
Minority Interest	(414)	(936)	(1,075)	45
Equity in income of joint venture operations	1,502	643	4,170	2,414

Pretax income	$1,638	$848	$2,025	$202

FINANCIAL SERVICES:
Pretax income	$11,294	$13,381	$29,752	$51,355

CORPORATE:
Pretax loss:
Net interest expense	$(12,181)	$(10,231)	$(35,927)	$(28,711)
Other Corporate expense, net	(12,389)	(7,370)	(32,739)	(26,305)

Total Corporate	$(24,570)	$(17,601)	$(68,666)	$(55,016)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
HOMEBUILDING SETTLEMENT REVENUES:
Domestic	$2,816,060	$2,273,234	$7,153,379	$5,565,893
International	54,134	60,367	145,742	152,633

Total settlement revenues	$2,870,194	$2,333,601	$7,299,121	$5,718,526

HOMEBUILDING UNIT SETTLEMENTS:
Domestic	9,669	8,637	25,188	21,534
International	1,941	1,921	5,099	4,580

Total settlement units	11,610	10,558	30,287	26,114

Domestic Homebuilding:
Unit settlements:
Northeast	869	626	2,083	1,605
Southeast	2,293	2,105	6,056	5,613
Midwest	1,447	1,422	3,383	3,305
Central	1,531	1,392	3,719	3,259
West	3,529	3,092	9,947	7,752

	9,669	8,637	25,188	21,534

Average selling price	$291	$263	$284	$258

Unit net new orders*:
Northeast	849	766	2,419	2,411
Southeast	2,859	2,323	8,054	7,027
Midwest	1,315	1,119	4,251	3,659
Central	1,518	1,392	4,699	3,894
West	3,568	3,500	12,213	9,533

	10,109	9,100	31,636	26,524

Unit net new orders – dollars*	$2,995,000	$2,525,000	$9,451,000	$7,145,000

Unit backlog:
Northeast			1,871	1,935
Southeast			5,724	4,353
Midwest			2,269	1,955
Central			2,136	1,949
West			8,400	6,454

			20,400	16,646

Dollars in backlog			$6,445,000	$4,654,000

• Unit net new orders for the three and nine months ended September 30, 2003 do not include 984 and 1,051 units, respectively, of backlog acquired and the related dollars.

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
MORTGAGE ORIGINATIONS:
Origination volume	8,846	7,634	22,916	19,572

Origination principal	$1,705,900	$1,340,200	$4,354,400	$3,368,400

Capture rate percentage	87.3%	83.1%	87.3%	82.4%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Interest expense:
Homebuilding (included in home cost of sales)	$36,241	$22,197	$87,361	$50,709
Corporate	12,306	10,819	37,511	31,554
Financial Services	1,675	2,019	4,649	5,423

Total interest expense	$50,222	$35,035	$129,521	$87,686

Depreciation & amortization	$12,015	$10,326	$34,041	$29,368